Exhibit 99.1

Cable One Reports Fourth Quarter and Full Year 2022 Results

February 23, 2023 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter and year ended December 31, 2022. As previously disclosed, Cable One contributed certain fiber operations to Clearwave Fiber on January 1, 2022; divested certain other operations during the second quarter of 2022; and acquired certain operations during 2021.(1) These transactions impacted the year-over-year changes reflected in the Company’s 2022 revenues and other financial results for the fourth quarter and full year periods.

Fourth Quarter 2022 Highlights:

●

Total revenues were $425.5 million in the fourth quarter of 2022 compared to $432.6 million in the fourth quarter of 2021. Year-over-year, residential data revenues increased 5.7% and business services revenues decreased 11.4%. Revenues for the fourth quarter of 2022 included $4.9 million from CableAmerica(1) operations. Revenues for the fourth quarter of 2021 included $16.1 million from operations that were contributed to Clearwave Fiber(1) and from the Divested Operations(1), of which a substantial majority consisted of business services revenues.

●

Net loss was $77.2 million in the fourth quarter of 2022 compared to net income of $64.8 million in the fourth quarter of 2021, a decrease of 219.1% year-over-year. The Company recognized a $128.8 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in Mega Broadband Investments Holdings LLC ("MBI") during the fourth quarter of 2022. Net profit margin was negative 18.1% in the fourth quarter of 2022.

●	Adjusted EBITDA(2) was $233.2 million in the fourth quarter of 2022 compared to $225.3 million in the prior year quarter, an increase of 3.5% year-over-year. Adjusted EBITDA margin(2) was 54.8% in the fourth quarter of 2022.

●

Net cash provided by operating activities was $168.2 million in the fourth quarter of 2022 compared to $174.1 million in the fourth quarter of 2021. Adjusted EBITDA less capital expenditures(2) was $126.4 million in the fourth quarter of 2022 compared to $115.4 million in the prior year quarter.

●	Residential data primary service units (“PSUs”) grew by approximately 6,000, or 0.7%, year-over-year. Approximately 8,700 residential data PSUs were contributed to Clearwave Fiber.

●	The Company repurchased 61,425 shares of its common stock at an aggregate cost of $46.3 million and paid $16.5 million in dividends during the fourth quarter of 2022.

Full Year 2022 Highlights:

●

Total revenues were $1.7 billion in 2022 compared to $1.6 billion in 2021. Residential data revenues increased 11.8% and business services revenues decreased 1.1% year-over-year. Revenues from the Acquired Operations in 2022 increased by $96.8 million year-over-year. Revenues for 2021 included $22.5 million from non-Hargray operations that were contributed to Clearwave Fiber, consisting of business services revenues.

●	Net income was $234.1 million in 2022 compared to $291.8 million in 2021, a decrease of 19.8% year-over-year. Net profit margin was 13.7% for 2022.

●	Adjusted EBITDA was $911.9 million in 2022 compared to $839.3 million in 2021, an increase of 8.6% year-over-year. Adjusted EBITDA margin was 53.4% for 2022.

●

Net cash provided by operating activities was $738.0 million in 2022, an increase of 4.8% year-over-year. Adjusted EBITDA less capital expenditures was $497.8 million in 2022, an increase of 11.3% compared to 2021.

●	The Company repurchased 294,062 shares of its common stock at an aggregate cost of $353.3 million and paid $66.3 million in dividends during 2022.

Other Highlight:

●

On February 22, 2023, the Company opportunistically amended, upsized and extended certain existing credit facilities totaling approximately $2.0 billion with a core group of its lenders, most notably achieving extended maturities, enhanced liquidity and improved strategic flexibility at comparable costs to the existing facilities.

(1)	Cable One acquired the remaining equity interests in Hargray Acquisition Holdings, LLC, a data, video and voice services provider ("Hargray"), that it did not already own (the “Hargray Acquisition”) on May 3, 2021 and acquired certain assets and assumed certain liabilities from Cable America Missouri, LLC, a data, video and voice services provider ("CableAmerica"), on December 30, 2021 (collectively, the "Acquired Operations"). Cable One contributed certain fiber operations to Clearwave Fiber LLC, a joint venture amongst Cable One and certain unaffiliated third-party investors ("Clearwave Fiber"), on January 1, 2022 (the "Clearwave Fiber Contribution"). During the second quarter of 2022, Cable One divested its Tallahassee, Florida system and certain other non-core assets (collectively, the "Divested Operations"). The results discussed and presented in the tables within this press release include Hargray operations for the period since the May 3, 2021 acquisition date and CableAmerica operations for the period since the December 30, 2021 acquisition date and exclude the fiber operations contributed to Clearwave Fiber for the period since the January 1, 2022 contribution date and the Divested Operations from their respective divestiture dates.
(2)

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Fourth Quarter 2022 Financial Results Compared to Fourth Quarter 2021

Revenues decreased $7.1 million, or 1.6%, to $425.5 million for the fourth quarter of 2022. The decrease was due primarily to the contribution of operations to Clearwave Fiber and the disposition of the Divested Operations during 2022 that collectively generated $16.1 million of revenues in the prior year quarter, predominantly consisting of business services revenues, and decreases in residential video and residential voice revenues. The decrease was partially offset by increases in higher margin residential data and business services revenues from continuing operations and the addition of CableAmerica operations.

Operating expenses (excluding depreciation and amortization) were $112.6 million for the fourth quarter of 2022 and decreased $7.3 million, or 6.1%, compared to the fourth quarter of 2021. The decrease in operating expenses was primarily attributable to $11.7 million of lower programming and franchise fees as a result of video customer losses, partially offset by higher health insurance costs and rent expense. Operating expenses as a percentage of revenues were 26.5% and 27.7% for the fourth quarter of 2022 and 2021, respectively.

Selling, general and administrative expenses were $85.7 million for the fourth quarter of 2022 and decreased $9.2 million, or 9.7%, compared to the fourth quarter of 2021. The decrease in selling, general and administrative expenses was primarily attributable to decreases in labor and other compensation-related costs, marketing costs, maintenance costs and system conversion costs, partially offset by higher software costs. Selling, general and administrative expenses as a percentage of revenues were 20.1% and 21.9% for the fourth quarter of 2022 and 2021, respectively.

Depreciation and amortization expense was $86.9 million for the fourth quarter of 2022 and decreased $6.1 million, or 6.5%, compared to the fourth quarter of 2021. The decrease in depreciation and amortization expense was primarily due to lower expenses resulting from the Clearwave Fiber Contribution. Depreciation and amortization expense as a percentage of revenues was 20.4% and 21.5% for the fourth quarter of 2022 and 2021, respectively.

Interest expense was $39.2 million for the fourth quarter of 2022 and increased $8.7 million, or 28.7%, compared to the fourth quarter of 2021. The increase was driven primarily by higher interest rates.

Other expense, net, was $122.9 million for the fourth quarter of 2022 and consisted primarily of a $128.8 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI, partially offset by interest and investment income. Other expense, net, of $3.4 million for the fourth quarter of 2021 consisted primarily of an $8.9 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI, partially offset by interest and investment income and a non-cash mark-to-market investment gain.

Income tax provision was $40.2 million and $23.6 million for the fourth quarter of 2022 and 2021, respectively. The increase was due primarily to a $22.9 million deferred income tax expense in the current year due to a revaluation of the existing net deferred tax liability as a result of the adoption of unitary filing position for state income tax purposes upon Hargray's integration into Cable One.

Net loss was $77.2 million in the fourth quarter of 2022, driven by the $128.8 million non-cash loss on fair value adjustment discussed above, compared to net income of $64.8 million in the prior year quarter.

Adjusted EBITDA was $233.2 million and $225.3 million for the fourth quarter of 2022 and 2021, respectively. Capital expenditures for the fourth quarter of 2022 totaled $106.8 million compared to $109.9 million for the fourth quarter of 2021. Adjusted EBITDA less capital expenditures for the fourth quarter of 2022 was $126.4 million compared to $115.4 million in the prior year quarter.

Full Year 2022 Financial Results Compared to Full Year 2021

Revenues increased $100.2 million, or 6.2%, to $1.7 billion for 2022. The year-over-year increase was driven primarily by increased revenues from the Acquired Operations and residential data services, and business services revenue growth from operations not contributed to Clearwave Fiber, partially offset by the contribution of operations to Clearwave Fiber and the disposition of the Divested Operations during 2022, and decreases in residential video and residential voice revenues. Revenues from the Acquired Operations in 2022 increased by $96.8 million year-over-year. Revenues for 2021 included $22.5 million from non-Hargray operations that were contributed to Clearwave Fiber, consisting of business services revenues. For 2022 and 2021, residential data revenues comprised 54.8% and 52.0% of total revenues, respectively, and business services revenues comprised 17.9% and 19.2% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $470.9 million for 2022 and increased $15.6 million, or 3.4%, compared to 2021. The increase in operating expenses was primarily attributable to $28.0 million of additional expenses related to the Acquired Operations and increases in labor and other compensation-related costs, fuel costs, health insurance costs and professional fees, partially offset by a $26.6 million reduction in programming and franchise fees as a result of video customer losses and lower rent expense. Operating expenses as a percentage of revenues were 27.6% and 28.4% for 2022 and 2021, respectively.

Selling, general and administrative expenses were $350.3 million for 2022 and increased $3.3 million, or 0.9%, compared to 2021. The increase in selling, general and administrative expenses was primarily attributable to increases in professional fees, bad debt expense, software costs and health insurance costs, partially offset by decreases in acquisition-related costs and system conversion costs. Selling, general and administrative expenses as a percentage of revenues were 20.5% and 21.6% for 2022 and 2021, respectively.

Depreciation and amortization expense was $350.5 million for 2022 and increased $11.4 million, or 3.4%, compared to 2021. Depreciation and amortization expense as a percentage of revenues was 20.5% and 21.1% for 2022 and 2021, respectively.

The Company recognized a non-cash gain of $22.1 million associated with the Clearwave Fiber Contribution and a $8.3 million non-cash loss associated with the dispositions of its Tallahassee, Florida system and certain other non-core assets during 2022.

Interest expense was $137.7 million for 2022 and increased $24.3 million, or 21.4%, compared to 2021. The increase was driven primarily by additional outstanding debt and higher interest rates.

Other expense, net, was $25.9 million for 2022 and consisted primarily of a $40.7 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in MBI, partially offset by interest and investment income. Other expense, net, was $6.0 million for 2021 and consisted primarily of a $50.3 million non-cash loss on fair value adjustment associated with the MBI options and debt issuance cost write-offs, partially offset by a $33.4 million non-cash gain on fair value adjustment associated with the existing investment in Hargray upon the Hargray Acquisition, interest and investment income and a non-cash mark-to-market investment gain.

Income tax provision was $126.3 million and $45.8 million for 2022 and 2021, respectively, and the Company's effective tax rate was 33.7% and 13.6% for 2022 and 2021, respectively. The increase in the effective tax rate was due primarily to a $35.4 million income tax benefit from the reversal of a pre-existing deferred tax liability on the Hargray investment in the prior year that did not recur in the current year and a $22.9 million deferred income tax expense in the current year due to a revaluation of the existing net deferred tax liability as a result of the adoption of unitary filing position for state income tax purposes upon Hargray's integration into Cable One.

Net income was $234.1 million for 2022 compared to $291.8 million for 2021.

Adjusted EBITDA was $911.9 million and $839.3 million for 2022 and 2021, respectively. Capital expenditures for 2022 totaled $414.1 million compared to $391.9 million for 2021. Adjusted EBITDA less capital expenditures for 2022 was $497.8 million compared to $447.4 million in 2021.

Liquidity and Capital Resources

At December 31, 2022, the Company had $215.2 million of cash and cash equivalents on hand compared to $388.8 million at December 31, 2021. The Company’s debt balance was $3.8 billion and $3.9 billion at December 31, 2022 and 2021, respectively. The Company had $500.0 million available for borrowing under its revolving credit facility as of December 31, 2022.

The Company paid $16.5 million in dividends to stockholders and repurchased 61,425 shares of its common stock at an aggregate cost of $46.3 million during the fourth quarter of 2022. During 2022, the Company paid $66.3 million in dividends and repurchased 294,062 shares of its common stock at an aggregate cost of $353.3 million. The Company had $241.8 million of remaining share repurchase authorization as of December 31, 2022.

On February 22, 2023, the Company amended and restated its credit agreement (the "New Credit Agreement") to, among other things, (i) increase the aggregate principal amount of commitments under its revolving credit facility by $500.0 million to $1.0 billion; (ii) extend the scheduled maturity of its revolving credit facility from October 2025 to February 2028; (iii) upsize its $625.0 million term loan maturing in 2027 (the "Term Loan B-3") by $150.0 million to $775.0 million; (iv) extend the scheduled maturities of its $250.0 million term loan maturing in 2027 (the "Term Loan B-2") and the Term Loan B-3 from October 2027 to October 2029; and (v) transition the benchmark interest rate for its revolving credit facility, the Term Loan B-2 and the Term Loan B-3 from the London Interbank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate plus a 10 basis point credit spread adjustment by March 1, 2023. The variable interest rate spread on the Company's revolving credit facility remained unchanged while the fixed spreads on the Term Loan B-2 and the Term Loan B-3 increased from 2.00% to 2.25%. Except as described above, the New Credit Agreement did not make any material changes to the principal terms of its revolving credit facility or its term loans. Upon the effectiveness of the New Credit Agreement, the Company drew $488.0 million under its revolving credit facility and, together with the net proceeds from the upsized Term Loan B-3, repaid all $638.3 million aggregate principal amount of its outstanding term "A-2" loan tranche that was scheduled to mature on October 30, 2025.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the fourth quarter and full year 2022 on Thursday, February 23, 2023, at 5 p.m. Eastern Time (ET).

The conference call will be available via an audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-844-200-6205 (International: 1-929-526-1599) and using the access code 455731. Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.

A replay of the call will be available from February 23, 2023 until March 9, 2023 at ir.cableone.net.

Additional Information Available on Website

The information in this press release should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the period ended December 31, 2022 (the "2022 Form 10-K"), which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the "SEC"). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income (loss), net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income (loss) reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income (loss), Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income (loss). Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income (loss) plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, (gain) loss on sales of businesses, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit agreement and the indenture governing the Company’s non-convertible senior unsecured notes to determine compliance with the covenants contained in the credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and capital expenditures as a percentage of Adjusted EBITDA are also significant performance measures used by the Company in its incentive compensation programs. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider committed to connecting customers and communities to what matters most. Through Sparklight® and the associated Cable One family of brands, the Company serves more than 1.1 million residential and business customers in 24 states. Powered by a fiber-rich network, the Cable One family of brands provide residential customers with a wide array of connectivity and entertainment services, including Gigabit speeds, advanced Wi-Fi and video. For businesses ranging from small and mid-market up to enterprise, wholesale and carrier, the Company offers scalable, cost-effective solutions that enable businesses of all sizes to grow, compete and succeed.

Contacts

Trish Niemann	Todd Koetje
Vice President, Communications Strategy	Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the 2022 Form 10-K to be filed with the SEC:

●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology, and the Company's ability to develop, deploy and operate new technologies, service offerings and customer service platforms;
●	the Company’s ability to continue to grow its residential data and business services revenues and customer base;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	risks that the Company may fail to realize the benefits anticipated as a result of the Hargray Acquisition;
●	risks relating to existing or future acquisitions and strategic investments by the Company;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will continue to rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the transition away from LIBOR and the adoption of alternative reference rates;
●	risks associated with the Company's convertible indebtedness;
●	the Company’s ability to continue to pay dividends;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes;
●	adverse economic conditions, labor shortages, supply chain disruptions, changes in rates of inflation and the level of move activity in the housing sector;
●	pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, have, and may continue to, disrupt the Company's business and operations, which could materially affect the Company’s business, financial condition, results of operations and cash flows;
●	lower demand for the Company's residential data and business services;
●	fluctuations in the Company’s stock price;
●	dilution from equity awards, convertible indebtedness and potential future convertible debt and stock issuances;
●	damage to the Company’s reputation or brand image;
●	the Company’s ability to retain key employees;
●	the Company’s ability to incur future indebtedness;
●	provisions in the Company’s charter that could limit the liabilities for directors; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to those described under "Risk Factors" in its latest Annual Report on Form 10-K and in its subsequent filings with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands, except per share data)	2022	2021	$ Change	% Change
Revenues:
Residential data	$237,247	$224,529	$12,718	5.7%
Residential video	75,256	86,943	(11,687)	(13.4)%
Residential voice	9,991	12,284	(2,293)	(18.7)%
Business services	76,287	86,061	(9,774)	(11.4)%
Other	26,734	22,771	3,963	17.4%
Total Revenues	425,515	432,588	(7,073)	(1.6)%
Costs and Expenses:
Operating (excluding depreciation and amortization)	112,617	119,879	(7,262)	(6.1)%
Selling, general and administrative	85,739	94,898	(9,159)	(9.7)%
Depreciation and amortization	86,898	92,980	(6,082)	(6.5)%
(Gain) loss on asset sales and disposals, net	1,584	3,515	(1,931)	(54.9)%
Total Costs and Expenses	286,838	311,272	(24,434)	(7.8)%
Income from operations	138,677	121,316	17,361	14.3%
Interest expense	(39,164)	(30,426)	(8,738)	28.7%
Other income (expense), net	(122,873)	(3,418)	(119,455)	NM
Income (loss) before income taxes and equity method investment income (loss), net	(23,360)	87,472	(110,832)	(126.7)%
Income tax provision	40,167	23,636	16,531	69.9%
Income (loss) before equity method investment income (loss), net	(63,527)	63,836	(127,363)	(199.5)%
Equity method investment income (loss), net	(13,683)	999	(14,682)	NM
Net income (loss)	$(77,210)	$64,835	$(142,045)	(219.1)%

Net Income (Loss) per Common Share:
Basic	$(13.38)	$10.76	$(24.14)	(224.3)%
Diluted	$(13.38)	$10.54	$(23.92)	(226.9)%
Weighted Average Common Shares Outstanding:
Basic	5,769,537	6,024,689	(255,152)	(4.2)%
Diluted	5,769,537	6,460,356	(690,819)	(10.7)%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$(4,475)	$8,936	$(13,411)	(150.1)%
Comprehensive income (loss)	$(81,685)	$73,771	$(155,456)	(210.7)%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31,
(dollars in thousands, except per share data)	2022	2021	$ Change	% Change
Revenues:
Residential data	$934,564	$835,725	$98,839	11.8%
Residential video	325,200	339,707	(14,507)	(4.3)%
Residential voice	43,096	47,519	(4,423)	(9.3)%
Business services	305,286	308,767	(3,481)	(1.1)%
Other	97,897	74,118	23,779	32.1%
Total Revenues	1,706,043	1,605,836	100,207	6.2%
Costs and Expenses:
Operating (excluding depreciation and amortization)	470,916	455,352	15,564	3.4%
Selling, general and administrative	350,310	347,058	3,252	0.9%
Depreciation and amortization	350,462	339,025	11,437	3.4%
(Gain) loss on asset sales and disposals, net	9,199	7,829	1,370	17.5%
(Gain) loss on sales of businesses, net	(13,833)	-	(13,833)	NM
Total Costs and Expenses	1,167,054	1,149,264	17,790	1.5%
Income from operations	538,989	456,572	82,417	18.1%
Interest expense	(137,713)	(113,449)	(24,264)	21.4%
Other income (expense), net	(25,913)	(6,002)	(19,911)	NM
Income before income taxes and equity method investment income (loss), net	375,363	337,121	38,242	11.3%
Income tax provision	126,332	45,765	80,567	176.0%
Income before equity method investment income (loss), net	249,031	291,356	(42,325)	(14.5)%
Equity method investment income (loss), net	(14,913)	468	(15,381)	NM
Net income	$234,118	$291,824	$(57,706)	(19.8)%

Net Income per Common Share:
Basic	$39.73	$48.49	$(8.76)	(18.1)%
Diluted	$38.06	$46.49	$(8.43)	(18.1)%
Weighted Average Common Shares Outstanding:
Basic	5,892,077	6,017,778	(125,701)	(2.1)%
Diluted	6,314,148	6,387,354	(73,206)	(1.1)%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$132,826	$57,888	$74,938	129.5%
Comprehensive income	$366,944	$349,712	$17,232	4.9%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$215,150	$388,802
Accounts receivable, net	72,715	56,253
Income taxes receivable	1,668	24,193
Prepaid and other current assets	57,172	31,705
Total Current Assets	346,705	500,953
Equity investments	1,195,221	727,565
Property, plant and equipment, net	1,701,755	1,854,104
Intangible assets, net	2,666,585	2,861,137
Goodwill	928,947	967,913
Other noncurrent assets	74,677	42,322
Total Assets	$6,913,890	$6,953,994

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$164,518	$203,387
Deferred revenue	23,706	26,851
Current portion of long-term debt	55,931	38,837
Total Current Liabilities	244,155	269,075
Long-term debt	3,752,591	3,799,500
Deferred income taxes	966,821	854,156
Interest rate swap liability	-	81,627
Other noncurrent liabilities	192,350	156,541
Total Liabilities	5,155,917	5,160,899

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 shares issued; and 5,766,011 and 6,046,362 shares outstanding as of December 31, 2022 and 2021, respectively)	62	62
Additional paid-in capital	578,154	555,640
Retained earnings	1,624,406	1,456,543
Accumulated other comprehensive income (loss)	50,031	(82,795)
Treasury stock, at cost (409,388 and 129,037 shares held as of December 31, 2022 and 2021, respectively)	(494,680)	(136,355)
Total Stockholders' Equity	1,757,973	1,793,095
Total Liabilities and Stockholders' Equity	$6,913,890	$6,953,994

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands)	2022	2021	$ Change	% Change
Net income (loss)	$(77,210)	$64,835	$(142,045)	(219.1)%
Net profit margin	(18.1)%	15.0%

Plus: Interest expense	$39,164	$30,426	$8,738	28.7%
Income tax provision	40,167	23,636	16,531	69.9%
Depreciation and amortization	86,898	92,980	(6,082)	(6.5)%
Equity-based compensation	5,498	5,220	278	5.3%
(Gain) loss on deferred compensation	51	69	(18)	(26.1)%
Acquisition-related costs	424	803	(379)	(47.2)%
(Gain) loss on asset sales and disposals, net	1,584	3,515	(1,931)	(54.9)%
System conversion costs	83	1,364	(1,281)	(93.9)%
Equity method investment (income) loss, net	13,683	(999)	14,682	NM
Other (income) expense, net	122,873	3,418	119,455	NM
Adjusted EBITDA	$233,215	$225,267	$7,948	3.5%
Adjusted EBITDA margin	54.8%	52.1%

Less: Capital expenditures	$106,843	$109,910	$(3,067)	(2.8)%
Capital expenditures as a percentage of net income (loss)	(138.4)%	169.5%
Capital expenditures as a percentage of Adjusted EBITDA	45.8%	48.8%

Adjusted EBITDA less capital expenditures	$126,372	$115,357	$11,015	9.5%

NM = Not meaningful.

	Three Months Ended December 31,
(dollars in thousands)	2022	2021	$ Change	% Change
Net cash provided by operating activities	$168,247	$174,055	$(5,808)	(3.3)%
Capital expenditures	(106,843)	(109,910)	3,067	(2.8)%
Interest expense	39,164	30,426	8,738	28.7%
Non-cash interest expense	(2,394)	(2,427)	33	(1.4)%
Income tax provision	40,167	23,636	16,531	69.9%
Changes in operating assets and liabilities	28,926	27,873	1,053	3.8%
Change in deferred income taxes	(35,906)	(27,313)	(8,593)	31.5%
(Gain) loss on deferred compensation	51	69	(18)	(26.1)%
Acquisition-related costs	424	803	(379)	(47.2)%
System conversion costs	83	1,364	(1,281)	(93.9)%
Fair value adjustments	(128,420)	(6,637)	(121,783)	NM
Other (income) expense, net	122,873	3,418	119,455	NM
Adjusted EBITDA less capital expenditures	$126,372	$115,357	$11,015	9.5%

NM = Not meaningful.

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Year Ended December 31,
(dollars in thousands)	2022	2021	$ Change	% Change
Net income	$234,118	$291,824	$(57,706)	(19.8)%
Net profit margin	13.7%	18.2%

Plus: Interest expense	137,713	113,449	24,264	21.4%
Income tax provision	126,332	45,765	80,567	176.0%
Depreciation and amortization	350,462	339,025	11,437	3.4%
Equity-based compensation	22,514	20,054	2,460	12.3%
(Gain) loss on deferred compensation	(154)	174	(328)	(188.5)%
Acquisition-related costs	3,208	10,770	(7,562)	(70.2)%
(Gain) loss on asset sales and disposals, net	9,199	7,829	1,370	17.5%
System conversion costs	1,466	4,831	(3,365)	(69.7)%
Rebranding costs	-	70	(70)	(100.0)%
(Gain) loss on sales of businesses, net	(13,833)	-	(13,833)	NM
Equity method investment (income) loss, net	14,913	(468)	15,381	NM
Other (income) expense, net	25,913	6,002	19,911	NM
Adjusted EBITDA	$911,851	$839,325	$72,526	8.6%
Adjusted EBITDA margin	53.4%	52.3%

Less: Capital expenditures	414,095	391,934	22,161	5.7%
Capital expenditures as a percentage of net income	176.9%	134.3%
Capital expenditures as a percentage of Adjusted EBITDA	45.4%	46.7%

Adjusted EBITDA less capital expenditures	$497,756	$447,391	$50,365	11.3%

NM = Not meaningful.

	Year Ended December 31,
(dollars in thousands)	2022	2021	$ Change	% Change
Net cash provided by operating activities	$738,040	$704,341	$33,699	4.8%
Capital expenditures	(414,095)	(391,934)	(22,161)	5.7%
Interest expense	137,713	113,449	24,264	21.4%
Non-cash interest expense	(9,518)	(9,157)	(361)	3.9%
Income tax provision	126,332	45,765	80,567	176.0%
Changes in operating assets and liabilities	(2,371)	8,825	(11,196)	(126.9)%
Change in deferred income taxes	(68,378)	(28,993)	(39,385)	135.8%
(Gain) loss on deferred compensation	(154)	174	(328)	(188.5)%
Acquisition-related costs	3,208	10,770	(7,562)	(70.2)%
Write-off of debt issuance costs	-	(2,131)	2,131	(100.0)%
System conversion costs	1,466	4,831	(3,365)	(69.7)%
Rebranding costs	-	70	(70)	(100.0)%
Fair value adjustment	(40,400)	(48,027)	7,627	(15.9)%
Gain on step acquisition	-	33,406	(33,406)	(100.0)%
Other (income) expense, net	25,913	6,002	19,911	NM
Adjusted EBITDA less capital expenditures	$497,756	$447,391	$50,365	11.3%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of December 31,		Change
(in thousands, except percentages and ARPU data)	2022	2021	Amount	%
Homes Passed	2,704.3	2,727.2	(22.9)	(0.8)%

Residential Customers	1,010.2	1,046.9	(36.7)	(3.5)%

Data PSUs	963.7	957.4	6.4	0.7%
Video PSUs	171.2	246.9	(75.7)	(30.7)%
Voice PSUs	91.3	105.3	(14.0)	(13.3)%
Total residential PSUs	1,226.3	1,309.6	(83.3)	(6.4)%

Business Customers	101.6	105.1	(3.5)	(3.4)%

Data PSUs	96.6	97.3	(0.7)	(0.7)%
Video PSUs	10.3	13.8	(3.5)	(25.1)%
Voice PSUs	40.8	44.0	(3.2)	(7.3)%
Total business services PSUs	147.7	155.1	(7.3)	(4.7)%

Total Customers	1,111.7	1,151.9	(40.2)	(3.5)%
Total non-video	927.2	869.5	57.7	6.6%
Percent of total	83.4%	75.5%

Data PSUs	1,060.4	1,054.7	5.7	0.5%
Video PSUs	181.5	260.7	(79.2)	(30.4)%
Voice PSUs	132.1	149.3	(17.2)	(11.5)%
Total PSUs	1,374.0	1,464.6	(90.6)	(6.2)%

Penetration
Data	39.2%	38.7%		0.5%
Video	6.7%	9.6%		(2.8)%
Voice	4.9%	5.5%		(0.6)%

Share of Fourth Quarter Revenues
Residential data	55.8%	51.9%		3.9%
Business services	17.9%	19.9%		(2.0)%
Total	73.7%	71.8%		1.9%

ARPU - Fourth Quarter
Residential data(1)	$81.71	$79.32	$2.39	3.0%
Residential video(1)	$138.56	$113.47	$25.09	22.1%
Residential voice(1)	$35.69	$38.51	$(2.82)	(7.3)%
Business services(2),(3)	$249.78	$276.32	$(26.54)	(9.6)%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any PSUs added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(2)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any business customer relationships added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.

(3)	The decrease in business services ARPU was due primarily to a disproportionately large number of higher ARPU enterprise customers being divested in the Clearwave Fiber Contribution.